Exhibit 99.1

EOS PETRO, INC. COMMENCES TENDER OFFER
FOR ALL SHARES OF DUNE ENERGY, INC.

LOS ANGELES, CA and HOUSTON, TX –October 9, 2014– Eos Petro, Inc. (“Eos”) (OTC:EOPT) and Dune Energy, Inc. (“Dune”) (OTC:DUNR) today announced that Eos’ directly wholly owned subsidiary, Eos Merger Sub, Inc. (“Purchaser”), has commenced a tender offer to acquire all of the outstanding shares of Dune common stock for $0.30 per share in cash, without interest and less any applicable withholding taxes (the “Offer”). The Offer is being made pursuant to the terms of the previously announced definitive merger agreement (the “Agreement”) entered into between Eos, Purchaser and Dune on September 17, 2014.

If the Offer is successfully completed, pursuant to the terms of the Agreement, Eos expects to acquire any of the Dune common shares not tendered in the Offer through a merger transaction in which the remaining shares of Dune are converted into a right to receive the same consideration per share as paid in the Offer (the “Merger”).

The Offer is subject to customary closing conditions, including valid tender of shares representing at least a majority of Dune’s then outstanding shares on a fully diluted basis. There is no financing condition to the Offer.

The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Thursday, November 6, 2014 unless otherwise extended.

As contemplated in the Agreement, while Dune may not actively solicit other acquisition proposals, it may respond to certain proposals which it feels may be superior.  Eos will terminate the Offer if Dune accepts a superior proposal, which also terminates the Agreement in accordance with its terms.

Today, Eos is filing with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the Offer. In addition, Dune is filing with the SEC today a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Dune’s Board of Directors that Dune stockholders tender their shares pursuant to the Offer.

Copies of the offer to purchase, letter of transmittal and other related Offer materials, including the Solicitation/Recommendation Statement, are available free of charge to Dune stockholders from Okapi Partners, LLC, the Information Agent for the Offer, at (855) 305-0856  (toll-free). The Depositary for the Offer is American Stock Transfer & Trust Company.

Advisors
In connection with the transaction, Perella Weinberg Partners served as financial advisors to Dune. Haynes and Boone, LLP served as Dune’s legal counsel. Global Hunter Securities LLC served as financial advisors to Eos, and Baker Hostetler LLP served as its legal counsel.

About Eos
Eos Petro, Inc. is a U.S. listed company that is in the business of acquiring, exploring and developing oil and gas-related assets, both domestically and internationally. Eos’ current, active properties are located in the Illinois Basin.

About Dune Energy, Inc.
Dune Energy, Inc. is an independent energy company based in Houston, Texas. Dune is engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests along the Louisiana and Texas Gulf Coast.  Additional information on Dune is available at Dune’s website at www.duneenergy.com.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is not an offer to purchase or a solicitation of an offer to sell securities of Dune.  Eos is filing today its offer to purchase and related materials with the Securities and Exchange Commission (the “SEC”) on Schedule TO, and Dune is filing today its solicitation/recommendation statement with the SEC on Schedule 14D-9.  DUNE STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY SINCE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING TERMS AND CONDITIONS OF THE OFFER.   The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 will be sent free of charge to Dune stockholders. Free copies of these and other materials (when available) may be obtained by contacting the information agent for the tender offer Okapi Partners, LLC toll-free at (855) 305-0856 or info@okapipartners.com.  In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and stockholders may also obtain free copies of the respective documents of Dune and Eos that are filed with the SEC from http://www.duneenergy.com and http://www.eos-petro.com.

FORWARD LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements with respect to certain plans and objectives of Dune and Eos with respect to the proposed Offer, Merger and related transactions, including the timing of the completion of the Merger with Merger Subsidiary. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to: the risk that the acquisition of Dune and any related Offer and Merger may not be consummated, or may not be consummated in a timely manner. Dune’s and Eos’ businesses, each as a whole, are subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in Dune’s and Eos’s respective annual report on Form 10-K for the fiscal year ended December 31, 2013, and quarterly and current reports on Form 10-Q and 8-K.  Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication. Dune and Eos assume no obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

Media / Investor Contacts

For Dune:
Steven J. Craig
Sr. Vice President Investor Relations and Administration
713-229-6300

For Eos:
Michael Briola, Partner
Anubis Partners, LLC
+1 541.482.0919
mbriola@anubispartners.com